Exhibit 99.1

     Key Technology Announces Fiscal 2004 Third Quarter Results;
    Margins Strong and Investments in Growth Initiatives Continue

    WALLA WALLA, Wash.--(BUSINESS WIRE)--July 22, 2004--Key Technology, Inc. (Nasdaq:KTEC) today announced sales and operating results for the third quarter and nine-month periods ended June 30, 2004.

    Operating Results

    Net sales for the three-month period ended June 30, 2004, totaled $22.2 million, compared with $25.0 million in the same quarter last year. Net earnings for the third quarter were $2.0 million, or $0.38 per diluted share, compared with net earnings of $3.0 million, or $0.60 per diluted share, in the same period a year ago.
    Net sales for the nine months ended June 30, 2004, were $61.7 million compared with $61.3 million for the comparable period in fiscal 2003. The Company reported net earnings for the fiscal 2004 nine-month period of $3.7 million, or $0.70 per diluted share, compared with $4.4 million, or $0.88 per diluted share, for the nine-month period in fiscal 2003.
    Gross profit for the third quarter of fiscal 2004 was $10.2 million compared to $11.0 million in the corresponding period last year. As a percentage of net sales, gross profit was 46.1% compared to 43.9% in the third quarter of fiscal 2003. Margins were positively impacted by a favorable product mix, with a particularly strong volume and margin performance during the quarter in the Company's aftermarket business, and by favorable efficiencies in all manufacturing locations. As a percentage of net sales, the quarter's gross margin was one of the highest in the Company's history. For the fiscal 2004 nine-month period, gross profit was $26.2 million compared to $25.4 million for the same period of fiscal 2003, or 42.4% and 41.4% as a percentage of net sales, respectively.
    Kirk Morton, president and chief executive officer, commented, "We are pleased with the continued strength of our aftermarket business, where volume increased 17% over last year's quarter and margins were again excellent. For the year, revenues in the aftermarket are running 25% ahead of last year's strong base. Overall margin performance for the quarter was good with strong margin performance for all product groups."
    Operating expenses for the quarter ended June 30, 2004, were $7.4 million, or 33.2% of net sales, compared to $6.7 million, or 26.6% of net sales, in the same quarter last year. Operating expenses for the nine months ended June 30, 2004, were $20.9 million, or 33.9% of net sales, compared to $18.8 million, or 30.6% of net sales, for the corresponding period of fiscal 2003. The Company continues to invest in new product development and testing and in a sales, marketing, and service infrastructure that will allow it to identify and pursue new geographic and product markets.
    New orders received during the third quarter were $15.9 million, compared to $15.7 million in the same period last year. At the close of the June 2004 quarter, the Company's backlog was $12.7 million compared to $18.0 million at the close of the corresponding period one year ago.
    Morton commented, "With order volumes for the third quarter flat compared to the prior year, we did not rebuild our backlog, which had declined in the second quarter of this year. Our customers continue to have a conservative outlook on market conditions and the timing of capital projects approval is hard to predict."
    "While our operating results and cash generation continue to be good, we remain cautious about the short-term outlook for our markets where we have seen a number of deferred projects. We are continuing our strategy of investing in new product and new market development, and will be introducing over a dozen new products and product families this fall and winter. We expect to see the benefits of these investment programs during fiscal year 2005. As previously announced, our recently completed InspX joint venture adds an important new technology, x-ray inspection, to our offerings and we have other interesting product line extensions in our development pipeline," said Morton.

    Conference Call

    The Company's conference call for the June quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, July 22nd. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;

    -- the ability to successfully complete and introduce new products to the market;

    -- the ability of new products to compete successfully in either existing or new markets;

    -- the effect of increased competition and advances in technology on our product pricing and customer capital spending;

    -- risks involved in expanding international operations and sales; and

    -- risks associated with adverse fluctuations in foreign currency exchange rates.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

    Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.
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                 Key Technology, Inc. and Subsidiaries
              Statement of Selected Operating Information
           (Unaudited, in thousands, except per share data)

                                     Three Months      Nine Months
                                    Ended June 30,    Ended June 30,
                                   ----------------  ----------------
                                    2004     2003     2004      2003
                                   -------  -------  -------  -------
Net sales                          $22,170  $25,013  $61,674  $61,335
Gross profit                        10,216   10,983   26,163   25,403
Gross profit as a % of net sales      46.1%    43.9%    42.4%    41.4%
Operating expenses
    Selling and marketing            3,458    2,907   10,112    8,574
    Research and development         1,545    1,320    4,180    3,732
    General and administrative       2,026    2,105    5,639    5,487
    Amortization of intangibles        331      331      992      992
                                    -------  -------  -------  -------
Total operating expenses             7,360    6,663   20,923   18,785
Operating expenses as a % of net
 sales                                33.2%    26.6%    33.9%    30.6%
Earnings from operations             2,856    4,320    5,246    6,620
Earnings before income taxes         2,853    4,300    5,280    6,382
Net earnings                         2,008    3,002    3,650    4,376
Net earnings per common share
                       - basic     $  0.41  $  0.63  $  0.75  $  0.92
                       - diluted   $  0.38  $  0.60  $  0.70  $  0.88
Weighted average common
     and potential common shares
     outstanding        - basic      4,947    4,776    4,886    4,771
                        - diluted    5,269    5,031    5,223    4,984


                 Key Technology, Inc. and Subsidiaries
                       Selected Balance Sheet Information
                            (Unaudited, in thousands)

                                             June 30,    September 30,
                                               2004          2003
                                           ------------- -------------
                                                  (in thousands)

Cash and cash equivalents                     $  10,371     $   6,442
Trade accounts receivable, net                    8,758         9,479
Inventories                                      14,272        13,968
Total current assets                             36,602        32,886
Property, plant and equipment, net                5,206         5,503
Goodwill and other intangibles, net              10,247        11,239
Total assets                                     53,209        51,215
Current portion of long-term debt and
 short-term borrowings                            1,202         1,066
Total current liabilities                        12,977        15,660
Long-term debt, less current portion              2,577         3,249
Mandatorily redeemable preferred stock and
 warrants                                         1,657         1,882
Shareholders' equity                             35,858        30,219
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    CONTACT: Key Technology, Inc., Walla Walla
             Phyllis Best, 509-529-2161